EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the National Oilwell Varco, Inc. Employee Stock Purchase Plan of our reports dated March 7, 2005, with respect to the consolidated financial statements and schedule of National Oilwell, Inc., predecessor company of National Oilwell Varco, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and National Oilwell, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of National Oilwell, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas
March 8, 2005